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                                                                     EXHIBIT 99.
                                                                       (6)(3)(A)

                 WM STRATEGIC ASSET MANAGEMENT PORTFOLIOS, LLC

                              AMENDMENT TO BYLAWS

     There is hereby added to the Bylaws of WM Strategic Asset Management, LLC a new Article 13, as follows:

                                   ARTICLE 13
                                Indemnification

     13.1. Rebuttable Presumption that Legal Fees May Be Advanced. For purposes of the determination or opinion referred to in clause (c) of the final sentence of Section 8.1 of the Agreement, the majority of disinterested Trustees acting on the matter or independent legal counsel, as the case may be, shall afford the Covered Person (as defined in such Section 8.1) a rebuttable presumption that the Covered Person has not engaged in willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person's office.

Adopted at a meeting of the Board of Trustees of WM Strategic Asset Management, LLC on February 20, 2002.